For Immediate Release
Builders FirstSource Reports First Quarter 2007 Results
April 25, 2007 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the first quarter ended March 31, 2007.
First Quarter 2007 Financial Highlights
•	Sales — $411.1 million
•	Gross margin — 25.4 percent of sales
•	Net income — $0.2 million
•	Net income per diluted share — $0.01
•	Diluted weighted average shares outstanding — 36.2 million
•	Operating cash flow — $21.7 million
“We continued to face very challenging market conditions during the first quarter,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “The combined impact of decreased housing starts and lower market prices for lumber products reduced our sales by an estimated 42 percent. However, we partially offset the negative macroeconomic factors by profitably growing market share.”
Sherman continued, “Last fall we outlined our strategy for managing through the housing downturn. This plan includes generating incremental sales through market share gains and new operations, maintaining margins, reducing costs and conserving capital. Our results for the quarter show that we delivered on every aspect of the plan. Market share gains had a 9.5 percent positive effect on our sales while our gross margin held steady at 25.4 percent. In addition, we reduced selling, general and administrative expenses by 13.1 percent and capital expenditures by 57.8 percent. In this environment, we are managing our business day-to-day, adjusting to customer demand. I am proud of the ongoing effort company-wide to seek new business and operate as efficiently as possible.”
First Quarter 2007 Results Compared to First Quarter 2006
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $411.1 million compared to $588.6 million. This 30.2 percent sales decline was primarily driven by an estimated 36.2 percent decrease in housing activity within the company’s markets. Also, commodity lumber and lumber sheet goods prices had a 5.7 percent negative effect on sales. These non-controllable sales drivers were partially offset by sales growth attributable to market share gains of approximately 9.5 percent and sales growth from new operations of 2.2 percent.

Builders FirstSource Reports First Quarter 2007 Results, continued
•	Gross margin percentage was down only slightly at 25.4 percent, compared to 25.5 percent. Through improved labor and purchasing efficiencies, the company was able to offset pricing pressure from its customers.
•	Selling, general and administrative (“SG&A”) expenses decreased $14.7 million. As a percentage of sales, however, SG&A increased from 19.1 percent in 2006 to 23.7 percent in 2007. Lower market prices for lumber products increased the 2007 percentage by 180 basis points as many variable costs do not adjust with changes in price. Average full-time equivalent employees for the first quarter 2007 were 17.9 percent lower than the first quarter 2006 and 6.3 percent lower than the fourth quarter 2006.
•	Net income was $0.2 million, or $0.01 per diluted share, compared to $19.3 million, or $0.54 per diluted share.
•	Diluted weighted average shares outstanding were 36.2 million compared to 36.0 million.
•	EBITDA was $13.1 million, or 3.2 percent of sales, compared to $43.3 million, or 7.4 percent of sales.
•	As of March 31, 2007, the company’s cash on hand was $114.6 million, and funded debt was $314.8 million.
•	Operating cash flow was $21.7 million compared to $3.8 million.
•	Capital expenditures were $2.6 million compared to $6.1 million.
Commenting on the first quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, “We reacted quickly to the deteriorating market conditions during the quarter. Our variable costs adjusted very well as salaries and benefits expense decreased 17.9 percent compared to a sales volume decline of 24.5 percent. We will continue to carefully manage our cost structure and rationally deploy capital based on customer demand.”
Outlook
The company expects the difficult market conditions to negatively affect its operating results at least through the end of 2007 and possibly into 2008. Additionally, increased competitive pressure arising from the current operating conditions could make it more difficult for the company to maintain the margins it has reported in recent quarters.
Mr. Sherman concluded, “We believe we can mitigate a portion of the non-controllable factors by continuing to grow our market share and by diligently managing our cost structure. We believe we have the right plan and the right people in place to not only effectively manage through this down cycle but also quickly take advantage of opportunities when market conditions improve.”

Builders FirstSource Reports First Quarter 2007 Results, continued
Conference Call
Builders FirstSource will host a conference call tomorrow at 11:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-802-2266 (U.S. and Canada) and 913-312-1270 (international). A replay of the call will be available from 1:00 p.m. CT April 26 through May 2, 2007. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 5490344. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 13 states, principally in the southern and eastern United States, and has 68 distribution centers and 59 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
Charles L. Horn
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2007	2006

	(in thousands, except per share amounts)
Sales	$411,143	$588,627
Cost of sales	306,592	438,262

Gross margin	104,551	150,365
Selling, general and administrative expenses	97,470	112,202

Income from operations	7,081	38,163
Interest expense, net	6,712	7,176

Income before income taxes	369	30,987
Income tax expense	137	11,669

Net income	$232	$19,318

Net income per share:
Basic	$0.01	$0.58

Diluted	$0.01	$0.54

Weighted average common shares outstanding:
Basic	34,633	33,105

Diluted	36,206	35,986

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended March 31,
	2007		2006

	(dollars in thousands)
Prefabricated components	$84,155	20.5%	$122,042	20.7%
Windows & doors	92,611	22.5%	115,574	19.6%
Lumber & lumber sheet goods	114,683	27.9%	205,723	35.0%
Millwork	39,242	9.5%	51,850	8.8%
Other building products & services	80,452	19.6%	93,438	15.9%

Total sales	$411,143	100.0%	$588,627	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,
	2007	December 31,
	(unaudited)	2006

	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$114,616	$93,258
Accounts receivable, less allowances of $6,196 and $6,292, respectively	194,193	196,658
Inventories	119,116	122,015
Other current assets	25,706	28,380

Total current assets	453,631	440,311
Property, plant and equipment, net	106,546	109,777
Goodwill	173,807	173,806
Other assets, net	22,810	24,621

Total assets	$756,794	$748,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$107,695	$84,944
Accrued liabilities	45,109	59,329
Current maturities of long-term debt	443	442

Total current liabilities	153,247	144,715
Long-term debt, net of current maturities	318,647	318,758
Other long-term liabilities	25,771	28,178

	497,665	491,651
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 35,434 and 34,832 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	348	345
Additional paid-in capital	130,914	127,630
Retained earnings	126,359	126,974
Accumulated other comprehensive income	1,508	1,915

Total stockholders’ equity	259,129	256,864

Total liabilities and stockholders’ equity	$756,794	$748,515

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed April 25, 2007.

	Three months ended
	March 31,
	2007	2006

Reconciliation to EBITDA:
Net income	$232	$19,318
Reconciling items:
Depreciation and amortization expense	6,068	5,135
Interest expense	6,712	7,176
Income tax expense	137	11,669

EBITDA	13,149	43,298

EBITDA as percentage of sales	3.2%	7.4%

	Last twelve months ended
	March 31,
	2007	2006

Reconciliation to Return on Net Assets:
Net income	$49,807	$86,807
Reconciling items:
Interest expense	28,254	35,199
Income tax expense	30,705	53,659

Earnings before interest and taxes	$108,766	$175,665

Average net assets	496,980	506,010
Return on net assets	21.9%	34.7%